Exhibit 10.84

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is made and entered into effective as of April 22, 2005 by and between Charles & Colvard, Ltd., a North Carolina company with its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina, 27560 (the “Company), and Barbara L. Mooty, an individual currently residing at 4814 Summit Arbor #305, Raleigh, NC 27612 (“Employee”).

Statement of Purpose

Employee is employed by the Company as Vice President of Brand Development and Industry Relations. Employee and the Company desire to provide for continued salary payments to Employee in the event Employee is terminated by the Company without cause, as set out hereafter, all subject to the terms and conditions of this Agreement and to provide the Company with certain protections.

Therefore, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1. Salary Continuation. In the event Employee is terminated by the Company for any reason other than Just Cause (as defined in Section 2 below), the Company shall continue to pay to Employee, for a period of six (6) months following such termination, her annual salary then in effect, in accordance with the Company’s normal payroll practices.

2. Termination for Just Cause. The Company shall have the right to terminate the Employee’s employment under this Agreement at any time without cause, which termination shall be effective immediately, but shall be subject to Section 1 of this Agreement. In the event the Employee’s employment is terminated for Just Cause, the Employee shall have no right to receive compensation under this Agreement for any period after such termination other than compensation or other benefits already accrued and owing to Employee. Termination for “Just Cause” shall include termination for the Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of the Company’s assets (determined on a reasonable basis), disability or material breach of any other provision of this Agreement. The determination of whether “Just Cause” exists for termination shall be made by the Board of Directors of the Company in its sole discretion. For purposes of this section, the term “disability” means the inability of Employee, due to the condition of her physical, mental or emotional health, to satisfactorily perform the duties of her employment hereunder for a continuous three month period; provided further that if the Company furnishes long term disability insurance for the Employee, the term “disability” shall mean that continuous period sufficient to allow for the long term disability payments to commence pursuant to the Company’s long term disability insurance policy.

3. Employee’s Right to Payments. In receiving any payments pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder, and such amounts shall not be reduced or terminated whether or not the Employee obtains other employment.

4. Covenant Not to Compete. Employee agrees that during her employment with the Company and for a period of six (6) months following the termination of her employment with the Company, for whatever reason:

4.1 Employee shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the same business as the Company, which Employee and the Company specifically agree as the business of fabricating (wafering, preforming and faceting), marketing and distributing moissanite gemstones or other diamond simulants to the gem and jewelry industry (the “Business”), unless Employee’s duties, responsibilities and activities for and on behalf of such other business are not related in any way to such other business’s products which are in competition with the Company’s products. For purposes of this section, “competition with the Company” shall mean competition for customers in the United States and in any country in which the Company is selling the Company’s products at the time of termination. Employee’s ownership of less than one percent of the issued and outstanding stock of a corporation engaged in the Business shall not by itself be deemed to be a violation of this Agreement. Employee recognizes that the possible restriction on her activities which may occur as a result of her performance of her obligations under Paragraph 5 are substantial, but that such restriction is required for the reasonable protection of the Company.

4.2 Employee shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Employee’s employment or to divert such purchases to any other person, firm or employer.

4.3 Employee shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

4.4 Employee shall not, directly or indirectly, solicit any employee of the Company to work for any other person, firm or employer.

5. Confidentiality. In the course of her employment with the Company, Employee will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which the Company and Employee hereby agree is proprietary information of the Company (“Confidential Information”). During and after her employment by the Company, Employee shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of her employment under this Agreement. All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to the Company’s business, which Employee shall prepare or use or come into contact with during the course of her employment, shall be and remain the Company’s sole property, and upon termination of Employee’s employment with the Company, Employee shall return all such materials to the Company.

6. Proprietary Information. Employee shall assign to the Company, its successors or assigns, all of Employee’s rights to copyrightable works and inventions which, during the period of Employee’s employment by the Company or its successors in business, Employee makes or conceives, either solely or jointly with others, relating to any subject matter with which Employee’s work for the Company is or may be concerned (“Proprietary Information”). Employee shall promptly disclose in writing to the Company such copyrightable works and inventions and, without charge to the Company, to execute, acknowledge and deliver all such further papers, including applications for copyrights and patents for such copyrightable works and inventions, if any, in all countries and to vest title thereto in the Company, its successors, assigns or nominees. Upon termination of Employee’s employment hereunder, Employee shall return to the Company or its successors or assigns, as the case may be, any Proprietary Information. The obligation of Employee to assign the rights to such copyrightable works and inventions shall survive the discontinuance or termination of this Agreement for any reason.

7. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any prior agreements between them, whether written or oral.

8. Waiver. The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

9. Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

10. Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

11. Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

14. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, her heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

CHARLES & COLVARD, LTD.

By:	/s/ Robert S. Thomas
Robert S. Thomas, President

EMPLOYEE

/s/ Barbara L. Mooty
Barbara L. Mooty